Exhibit 20 Press release issued November 12, 2014

For Immediate Release	November 12, 2014

BOWL AMERICA SUMMER QUARTER REPORT

Bowl America Incorporated today reported a loss of $.06 per share for its seasonally slow first quarter ended September 28, 2014, unchanged from the prior year comparable period.

Competition for available recreation dollars continues to grow. In addition, the Mid-Atlantic region has seen an increase in legalized gambling and gaming establishments which can often pull more than budgeted discretionary funds from our potential customers.

Today the Company paid a regular quarterly dividend of $.17 per share, a 3% increase over the prior year quarterly dividend, to stockholders of record as of October 21, 2014.

Bowl America operates 18 bowling centers and its Class A Common Stock trades on the NYSE MKT Exchange with the symbol BWLA. A more detailed explanation of results is available in the Company’s S.E.C. Form 10-Q filing, available at the Company’s web site www.bowlamericainc.com.

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BOWL AMERICA INCORPORATED

Results of Operations

(unaudited)

	Thirteen weeks ended
	September 28,	September 29,
	2014	2013
Revenues
Bowling and other	$3,301,343	$3,395,226
Food & mdse sales	1,328,001	1,355,048
	4,629,344	4,750,274
Operating expenses excluding depreciation and amortization	4,934,476	5,014,988
Depreciation and amortization	325,392	355,292
Interest, dividend & other income	146,307	138,769
Loss from continuing operations before taxes	(484,217)	(481,237)
Loss from continuing operations	(314,717)	(312,837)
Loss from discontinued operations, net of tax -	-	(5,553)
Net loss	$(314,717)	$(318,390)
Comprehensive loss	$(356,616)	$(413,848)
Weighted average shares outstanding	5,160,971	5,160,971

LOSS PER SHARE	(.06)	(.06)

SUMMARY OF FINANCIAL POSITION

(unaudited)

Dollars in Thousands

	9/28/2014	9/29/2013
ASSETS

Total current assets including cash and short-term investments of $1,437 & $3,227	$2,732	$4,480
Property and investments	30,572	30,992
TOTAL ASSETS	$33,304	$35,472

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$3,183	$3,125
Other liabilities	2,376	2,581
Stockholders' equity	27,745	29,766
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,304	$35,472

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